Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green President dgreen@harvardbioscience.com Tel: 508 893 8999 Fax: 508 429 8478	Chane Graziano CEO cgraziano@harvardbioscience.com	Bryce Chicoyne CFO bchicoyne@harvardbioscience.com

HBIO Reports Strong First Quarter 2006 Results

Holliston, MA, May 4, 2006 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the first quarter ended March 31, 2006.1

First Quarter Reported Results

Revenues from our continuing operations for the three months ended March 31, 2006 were $17.4 million, an increase of 7.7% compared to revenues of $16.1 million for the three months ended March 31, 2005. Excluding the impact of foreign exchange rate changes, revenue grew approximately 11.9% during the three months ended March 31, 2006 compared to the same period in 2005. Income from continuing operations, as measured under U.S. generally accepted accounting principles (“GAAP”), was $1.6 million, or $0.05 per diluted share, for the three months ended March 31, 2006 compared to $0.9 million, or $0.03 per diluted share, for the same period in 2005. Non-GAAP adjusted income from continuing operations was $1.9 million, or $0.06 per diluted share, for the three months ended March 31, 2006 compared to $1.1 million, or $0.04 per diluted share, for the same period in 2005. See Exhibit 3 for a reconciliation of GAAP to non-GAAP adjusted income from continuing operations and Exhibit 4 for a reconciliation of changes in revenues.

“During the first quarter of 2006, we achieved excellent financial results. Continuing the momentum generated during the second half of 2005 we reported strong organic revenue growth and significantly improved non-GAAP adjusted operating income. The primary driver of this performance was the strong demand for our Harvard Apparatus pre-clinical testing products. Additionally, international sales continued to be strong, particularly in Asia Pacific,” said Chane Graziano, CEO of Harvard Bioscience.

[1]	During the third quarter of 2005, the Company announced plans to divest its Capital Equipment Business segment. As a result of this decision, we have classified the Capital Equipment Business segment as discontinued operations – held for sale. Prior period financial results have been reclassified to conform with this presentation. Any further financial information or earnings guidance provided in this press release relates to our continuing business and includes corporate costs, unless otherwise stated.

First Quarter 2006 Highlights

•	11.9% organic revenue growth (7.7% overall revenue growth);

•	57% increase in non-GAAP adjusted operating income (47% increase in GAAP operating income) compared to the same period in 2005;

•	17.6% non-GAAP adjusted operating income as a percent of revenue (12.9% GAAP operating income as a percent of revenue, including the effect of adoption of SFAS 123R); and

•	$0.06 non-GAAP adjusted earnings per diluted share from continuing operations ($0.05 GAAP earnings per diluted earnings from continuing operations).

See Exhibit 3 for a reconciliation of GAAP to adjusted non-GAAP income from continuing operations and Exhibit 4 for a reconciliation of changes in revenues.

Mr. Graziano continued, “As we look forward into the second quarter of 2006, we expect to generate revenue between $17.0 and $17.5 million and report non-GAAP adjusted earnings per diluted share from continuing operations between $0.05 and $0.06. In addition, we are confirming our revenue guidance for the full year 2006, as we expect to generate revenue between $70.0 and $72.0 million and are increasing our guidance for non-GAAP adjusted earnings per diluted share from continuing operations to $0.23.”

This non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of potential acquisitions in 2006, the impact of stock compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and the impact of tax benefits associated with filing consolidated tax returns for continuing and discontinued businesses. See the footnote below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to estimated GAAP adjusted earnings per diluted share from continuing operations.2

2

Reconciliation of Guidance for US GAAP Continuing Operations Income per Diluted Share to Adjusted Non-GAAP

Continuing Operations Income per Diluted Share

(unaudited)

	Three Months Ended June 30, 2006		Year Ended December 31, 2006 Estimate
	Low Estimate	High Estimate
Non-GAAP adjusted diluted earnings per common share from continuing operations - A	$0.05	$0.06	$0.23
Less the impact of:
Amortization of intangible assets, net of tax - A	$(0.01)	$(0.01)	$(0.03)
Stock-based compensation (FAS123R), net of tax - B	$(0.01)	$(0.01)	$(0.04)
Tax benefits of filing consolidated tax returns for continuing and discontinued businesses - C	$0.01	$0.01	$0.04

Diluted earnings per common share from continuing operations - A	$0.04	$0.05	$0.20

A - Assumes no additional acquisitions.

B - Assumes no additional 2006 stock option grants.

C - Does not include the tax impact of completing the divestiture of our Capital Equipment Business.

Operating Results for Continuing Operations

Three months ended March 31, 2006 compared to three months ended March 31, 2005:

Revenues increased $1.3 million, or 7.7%, to $17.4 million for the three months ended March 31, 2006 compared to $16.1 million for the same period in 2005. Excluding the impact of foreign exchange, revenues increased $1.9 million, or 11.9%. The revenue increase was across various product lines, and was primarily attributed to an increase in demand for our pre-clinical testing products. Offsetting the increase in revenues during the first quarter of 2006 was a negative foreign exchange impact on sales denominated in foreign currencies of approximately $0.7 million, or 4.2%.

Cost of product revenues were $8.5 million for the three months ended March 31, 2006 and 2005, respectively. Gross profit as a percentage of revenues increased to 51.1% for the three months ended March 31, 2006 compared with 47.5% for the same period in 2005. The increase in gross profit as a percentage of revenues was mainly due to increased sales volumes, improved product mix, higher margins on certain new product introductions and a decrease in certain fixed costs.

Sales and marketing expenses increased $0.2 million, or 11.3%, to $2.3 million for the three months ended March 31, 2006 compared to $2.1 million for the three months ended March 31, 2005.

General and administrative expenses were $3.2 million, an increase of $0.4 million, or 14.4%, for the three months ended March 31, 2006 compared to $2.8 million for the three months ended March 31, 2005. The increase in general and administrative expenses is primarily due to approximately $0.4 million, or $0.01 per diluted share, of stock compensation expense recognized upon the adoption of SFAS 123R.

Research and development expenses were $0.8 million and $0.9 million for the three months ended March 31, 2006 and 2005, respectively.

Balance Sheet

We ended the first quarter of 2006 with cash and cash equivalents of $11.9 million, of which $9.8 million was held in continuing operations and was $2.1 million in discontinued operations. This was an increase of approximately $2.1 million, compared to cash and cash equivalents of $9.8 million at December 31, 2005. We had $8.5 million outstanding on our revolving credit facility as of March 31, 2006 and December 31, 2005, respectively. The $8.5 million outstanding on our revolving credit facility is reflected as a current liability as of March 31, 2006, because the revolving credit facility is scheduled to expire by its terms on January 1, 2007. The Company intends to enter into a new revolving credit facility prior to the expiration of the existing credit facility.

Accounts receivable were $9.4 million and inventories were $9.6 million as of March 31, 2006. Outstanding days of sales were 50 days for the three months ended March 31, 2006 compared to 57 days for the same period of 2005. Inventory turns were 3.6 times at March 31, 2006 compared to 3.3 times at March 31, 2005.

Discontinued Operations

During the quarter ended September 30, 2005, the Company announced plans to divest its Capital Equipment Business segment. The decision to divest this business segment was based on the fact that market conditions for the Capital Equipment Business have been such that this business has not met the Company’s expectations and the decision to focus Company resources on the Apparatus and Instrumentation Business segment. As a result, we began reporting the Capital Equipment Business segment as a discontinued operation in the third quarter of 2005. The loss from discontinued operations, net of tax was approximately $1.1 million for the first quarter of 2006 compared to a loss of $0.7 million for the same period in 2005.

Adoption of SFAS 123R

On January 1, 2006, the Company adopted SFAS 123R which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”). The Company adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Stock-based compensation expense recognized under SFAS 123R for the three months ended March 31, 2006 was $0.4 million, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan, as applicable, and was recorded as a component of cost of sales, sales and marketing expenses, general and administrative expenses, and research and development expenses.

Conference Call Details

As previously announced, management will host a conference call to address first quarter results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Eastern Standard Time on Thursday, May 4, 2006. To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon. The live conference call is also accessible by dialing 866-578-5747 and referencing the pass code of “85692873”. This earnings release as well as any material financial and other statistical information presented on the call which is not included this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted statements of operations, adjusted income from continuing operations, adjusted operating income, adjusted earnings per diluted share from continuing operations, organic growth and revenue growth excluding foreign exchange. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses, discontinued operations and stock compensation expense, all net of tax. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses and the impact of our cash repatriation program. We believe that organic growth and revenue excluding foreign exchange provide useful information to investors by enabling them to evaluate growth in the parts of our business that we owned throughout all the periods involved, excluding the impact of change in foreign exchange rates. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. In particular, we believe that the presentation of a non-GAAP adjusted consolidated statement of operations, including a number of adjusted line items, provides investors with a clearer understanding of the full effect of the adjustments that we make to our GAAP net income in order to derive our non-GAAP adjusted income from continuing operations and earnings per diluted share. Tabular reconciliations of our non-GAAP adjusted income and earnings per diluted share from continuing operations for the quarters ended March 31, 2006 and 2005, our non-GAAP adjusted operating income for the quarter ended March 31, 2006, and our organic growth and revenue growth excluding the impact of foreign exchange for the quarter ending March 31, 2006 compared to the corresponding periods ending March 31, 2005 to the comparable GAAP financial information is included below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s inability to complete the divestiture of its Capital Equipment Business segment on attractive terms, the potential loss of business at the Company’s Capital Equipment Business segment relating to the Company’s decision to divest this business, unanticipated costs or expenses related to the divestiture of the Capital Equipment Business segment, the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2006	December 31, 2005
Assets

Cash and cash equivalents	$9,848	$7,632
Trade receivables	9,371	10,143
Inventories	9,578	9,086
Property, plant and equipment	3,852	3,983
Goodwill and other intangibles	31,975	32,227
Other assets	4,860	5,020
Assets of discontinued operations - held for sale	22,370	23,944

Total assets	$91,854	$92,035

Liabilities and Stockholder’s Equity

Current liabilities - continuing operations	$15,734	$8,107
Current liabilities - discontinued operations	4,294	4,889

Total current liabilities	20,028	12,996
Total liabilities	22,142	23,619
Stockholders’ equity	69,712	68,416

Total liabilities and stockholders’ equity	$91,854	$92,035

Note: The amount outstanding under our revolving credit facility is reflected as a current liability as of March 31, 2006, because the revolving credit facility expires on January 1, 2007. As of December 31, 2005, the amount outstanding under our revolving credit facility was not classified as a current liability. As of March 31, 2006 and December 31, 2005, the amount outstanding under our revolving credit facility was $8.5 million.

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues	$17,370	$16,135
Cost of product revenues	8,490	8,477

Gross profit	8,880	7,658

Sales and marketing expenses	2,281	2,050
General and administrative expenses	3,195	2,794
Research and development expenses	751	870
Amortization of intangible assets	412	424

Total operating expenses	6,639	6,138

Operating income	2,241	1,520

Other income (expense):
Foreign exchange	15	(20)
Interest expense	(143)	(237)
Interest income	40	59
Other, net	(27)	48

Other income (expense), net	(115)	(150)

Income from continuing operations before income taxes	2,126	1,370
Income taxes	518	485

Income from continuing operations	1,608	885
Discontinued operations, net of tax	(1,068)	(683)

Net income	$540	$202

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.05	$0.03
Discontinued operations	(0.03)	(0.02)

Basic earnings per common share	$0.02	$0.01

Diluted earnings per common share from continuing operations	$0.05	$0.03
Discontinued operations	(0.03)	(0.02)

Diluted earnings per common share	$0.02	$0.01

Weighted average common shares:
Basic	30,492	30,413

Diluted	31,151	30,893

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended March 31, 2006			Three months ended March 31, 2005
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)
Revenues	$17,370	$—	$17,370	$16,135	$—	$16,135
Cost of product revenues	8,490	(10)	8,480	8,477	—	8,477

Gross profit	8,880	10	8,890	7,658	—	7,658

Sales and marketing expenses	2,281	(28)	2,253	2,050	—	2,050
General and administrative expenses	3,195	(365)	2,830	2,794	—	2,794
Research and development expenses	751	(3)	748	870	—	870
Amortization of intangible assets	412	(412)	—	424	(424)	—

Total operating expenses	6,639	(808)	5,831	6,138	(424)	5,714

Operating income	2,241	818	3,059	1,520	424	1,944

Other income (expense):
Foreign currency	15	—	15	(20)	—	(20)
Interest expense	(143)	—	(143)	(237)	—	(237)
Interest income	40	—	40	59	—	59
Other, net	(27)	—	(27)	48	—	48

Other income (expense), net	(115)	—	(115)	(150)	—	(150)

Income from continuing operations before income taxes	2,126	818	2,944	1,370	424	1,794
Income taxes	518	480	998	485	191	676

Income from continuing operations	1,608	338	1,946	885	233	1,118
Discontinued operations, net tax	(1,068)	1,068	—	(683)	683	—

Net income	$540	$1,406	$1,946	$202	$916	$1,118

Income (loss) per share:
Basic earnings per common share from continuing operations	$0.05		$0.06	$0.03		$0.04
Discontinued operations	(0.03)		—	(0.02)		—

Basic earnings per common share	$0.02		$0.06	$0.01		$0.04

Diluted earnings per common share from continuing operations	$0.05		$0.06	$0.03		$0.04
Discontinued operations	(0.03)		—	(0.02)		—

Diluted earnings per common share	$0.02		$0.06	$0.01		$0.04

Weighted average common shares:
Basic	30,492		30,492	30,413		30,413

Diluted	31,151		31,151	30,893		30,893

(A)	These Adjusted Consolidated Statements of Operations are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).
(B)	For 2006, excludes the impact of discontinued operations, stock-based compensation recorded under FAS123R, amortization of intangibles and the related tax adjustments. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.
(C)	For 2005, excludes the impact of discontinued operations, amortization of intangibles and the related tax adjustments. It also excludes the tax benefits of filing consolidated tax returns for continuing and discontinued businesses.

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of Changes In Total Revenue Compared to the Same Period in Prior Year (Continuing Operations)

(unaudited)

	For the period ending
	March 31, 2005	June 30, 2005	September 30, 2005	December 30, 2005	March 31, 2006
Organic growth	-0.3%	3.6%	5.0%	7.2%	11.9%
Acquisitions	5.0%	0.0%	0.0%	0.0%	0.0%
Foreign exchange effect	1.6%	0.5%	-0.8%	-4.8%	-4.2%

Total revenue growth	6.3%	4.2%	4.2%	2.4%	7.7%